Exhibit 99.1

Armata Pharmaceuticals Announces the Addition of Robin C. Kramer to its Board of Directors

Biogen Chief Accounting Officer adds significant financial leadership experience

MARINA DEL REY, California, December 9, 2020 – Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a biotechnology company focused on precisely targeted bacteriophage therapeutics for antibiotic-resistant and difficult-to-treat bacterial infections, today announced that Robin C. Kramer was elected by the Armata shareholders to the Company’s Board of Directors at the Company’s Annual Shareholders Meeting, which was held on December 8, 2020. Ms. Kramer currently serves as Vice President and Chief Accounting Officer of Biogen, a position that she has held since November 2018. Armata also announced today that directors H. Stewart Parker and Jeremy Curnock Cook did not stand for re-election and have departed the Board.

“I am pleased to welcome Robin to our Board and look forward to leveraging her many years of financial leadership experience,” stated Todd R. Patrick, Chief Executive Officer of Armata. “The appointment of Robin further strengthens what I consider to be a world-class group of directors, and I look forward to their guidance at this critical time in our clinical development.”

“I would also like to thank Ms. Parker and Mr. Cook, two long-time directors of our predecessor companies, C3J Therapeutics and AmpliPhi Biosciences, respectively, for their many contributions over the years to help get us to this point,” Mr. Patrick concluded.

“I am excited to join Armata’s Board and work alongside my fellow Board members and the leadership team to help the Company achieve its clinical and financial goals,” stated Ms. Kramer. “Armata is developing a potential solution to the rapidly-growing crisis of antibiotic resistance, and I am eager to contribute to this effort.”

Robin C. Kramer currently serves as Vice President, Chief Accounting Officer of Biogen, a biopharma company, since November 2018. Prior to joining Biogen, she served as the Senior Vice President and Chief Accounting Officer of Hertz Global Holdings, Inc., from May 2014 to November 2018. Prior to that, Ms. Kramer was an audit partner at Deloitte & Touche LLP from 2007 to 2014, including serving in Deloitte’s National Office Accounting Standards and Communications Group from 2007 to 2010. From 2005 to 2007 Ms. Kramer served as Chief Accounting Officer of Fisher Scientific International, Inc., a laboratory supply and biotechnology company, and from 2004 to 2005, she served as Director, External Reporting, Accounting and Control for the Gillette Company, a personal care company. Ms. Kramer also held partner positions in the public accounting firms of Ernst & Young LLP and Arthur Anderson LLP. Ms. Kramer is a licensed certified public accountant (CPA) in Massachusetts. She is a member of the Massachusetts Society of CPAs and the American Institute of CPAs. She has served as a Board Member for the Massachusetts State Board of Accountancy from September 2011 to December 2015, Probus Insurance Company Europe DAC, from 2016 to 2018, and the Center for Women and Enterprise since August 2020.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of precisely targeted bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Media Contacts:

At Armata:

Steve Martin

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

858-800-2492

Armata Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569